                                                                    EXHIBIT 99.1

Interface Systems Announces Sale of Printed Circuit Board Business

ANN ARBOR, Mich. (December 22, 1999) - Interface Systems (NASDAQ: INTF) today announced the sale of its subsidiary, IGK Industries, Inc. IGK manufactures and sells printed circuit boards. Financial terms were not disclosed.

"With the sale of IGK, we have completed a major step in our strategy of becoming a software-focused company," said Robert Nero, president and CEO of Interface. "We can now redeploy even more resources to our outstanding L2i(TM) business opportunities."

"We have planned this divestiture to preserve the absolute satisfaction of our existing customers by ensuring that they continue to receive the same high quality and timely service that IGK provided under Interface's ownership," Nero added. "The purchaser is a seasoned executive in the printed circuit board business. He understands IGK and its customers, and he brings to IGK the added benefits of his years of experience. Another key priority was to provide continuity of employment and the prospect of career advancement for our IGK staff. The purchaser's commitment to IGK helps ensure them a promising future."

About Interface
Interface Systems, Inc.'s Legacy-to-Internet (L2i) technology allows any Internet application to access and make full use of information stored on legacy systems. The company specializes in Internet bill presentment and payment, as well as electronic delivery of statements and other legacy content to the Internet, fax, email, and other destinations. Interface helps its customers extend the life, the reach, and the value of their existing information systems. Interface is headquartered in Ann Arbor, MI, and markets its products worldwide. More information on Interface and its products can be found at: www.intface.com.

L2i is a trademark of Interface Systems, Inc.

                                       ###

Company Contact: Robert Nero, Interface Systems Inc., 5855 Interface Drive, Ann Arbor, MI, 48103. (734) 769-5900 Ext.1740; rner@intface.com